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                                                                   EXHIBIT 10.51


[VISION TWENTY-ONE LETTERHEAD]




PERSONAL AND CONFIDENTIAL


                                                        October 15, 1997


Michael P. Block
Chairman & Chief Executive Officer
Block Vision
621 N.W. 53rd Street, Suite 600
Boca Raton, FL  33487


Dear Mr. Block:

Vision Twenty-One, Inc. ("Vision Twenty-One") is pleased to submit this binding, except as specifically set forth below, letter of intent (the "Letter of Intent") for the acquisition (the "Acquisition") of the issued and outstanding stock of BBG-LOA, Inc. and all related subsidiaries and affiliated companies ("Block Vision" or the "Company") from the Company's Shareholders ("Shareholders").

The terms of the Acquisition shall be as follows:

1. PURCHASE PRICE: The purchase price for the Shareholders' stock equals a maximum value of $37.5 million (less the sum of indebtedness in excess of net working capital of the Company at the time of closing hereinafter "net indebtedness sum") to be paid in the form of a) cash, b) Vision Twenty-One common stock and c) "Contingent Shares," defined below. BBG assures Vision Twenty-One indebtedness of the company shall not exceed $2.5 million at the closing date. Accordingly the maximum equity purchase price including the value of Contingent Shares, will be $37.5 million less the "net indebtedness sum". The amount payable at closing, (the "Closing Amount"), would equal the maximum equity purchase price less "net indebtedness sum" and the value of the Contingent Shares. The consideration for the Closing Amount will be paid as 75% cash and 25% Vision Twenty-One common stock, such shares being valued ("the Valuation Price") based upon the average closing price for the five business days prior to the date of your acceptance of this letter. Net working capital is defined as i) the current assets as determined in accordance of GAAP on the closing date less ii) the current liabilities as determined in accordance with GAAP on the closing date.

The Company valuation is based upon the historical and projected financial statements (including calendar year end financials for 1998) which have been provided to Vision Twenty-One by BBG. At the Closing, the Shareholders shall deliver to Vision Twenty-One a written agreement providing that they will not sell, pledge, transfer or otherwise dispose of the Vision Twenty-One shares to be received by them in the Acquisition except pursuant to such registration rights as agreed to by the parties (no less than one demand registration right 180 days after closing and piggyback rights for Vision Twenty-One

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registered offerings after such 180 day lock up period) or otherwise in compliance with the applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations.

2. CONTINGENT SHARES: The number of the Contingent Shares is defined as follows: the net indebtedness sum divided by the Valuation Price.

The contingent Shares will be placed in escrow. One half of the Contingent Shares will be released to the Shareholders on a pro-rata basis out of escrow based upon Block Vision's attaining a minimum EBITDA target for calendar year 1998 of $4.55 million. The remaining half of Contingent Shares to be released to the Shareholders on a pro-rata basis will be determined by the product of (i) one half of the total number of Contingent Shares and (ii) a fraction the numerator of which is the actual calendar year ended 1988 EBITDA less the target EBITDA of $4.55 million and the denominator of which is $350,000. EBITDA will be based upon the accounting practice utilized by Block Vision and reflected in its audited statements for April 30, 1997 in accordance with GAAP and will not be diminished by any costs or charges related to the transactions contemplated by this letter or corporate or other overhead charges from Vision Twenty-One. For purposes of the EBITDA calculation, any expenses mandated by Vision Twenty-One will not be included.

3. REPS AND WARRANTIES: The acquisition documentation will contain reasonable and customary representations and warranties of both sides.

4. MANAGEMENT: Vision Twenty-One intends to retain certain members of the Block management for key roles in the combined company. To this end, Vision Twenty-One anticipates the creation of equity incentive programs for the management of the Company and entering into appropriate employment contracts with Michael Block and Andy Alcorn materially in accordance with the terms discussed to date. A reasonable portion of the Acquisition purchase price and/or employment agreements shall be allocated to covenants not to compete for a period of three years from date of termination of employment provided, however, that nothing shall be done to adversely affect the capital gains treatment available to the Shareholders. The parties agree to negotiate in good faith final documents in accordance with such discussions.

5. BUYER: The buyer will be Vision Twenty-One, Inc. or a wholly-owned subsidiary of Vision Twenty-One, Inc.

6. FINAL DOCUMENTATION: The parties agree to negotiate in good faith and execute final documentation which encompasses the material terms of the acquisition as set forth herein.

7. CONDITIONS: This Letter of Intent is subject only to the achievement of the following conditions:

     -    Execution of final documents as contemplated in Section 6 above,
     - Satisfactory due diligence, including review by Vision Twenty-One's accounting and legal advisors,
     -    Approval of Vision Twenty-One's Board of Directors,
     - Completion of final documentation as to employment relationships described in Section 4,


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    -    Satisfactory completion of all governmental, regulatory, and third party approvals.


8. TARGET CLOSING: The parties agree to close in escrow on or before October 28, 1997 subject only to satisfactory completion of all governmental, regulatory, and third party approvals. If actual closing fails to occur, if approvals are received, agreed upon damages will be assessed. Final closing shall be no later than November 30, 1997.

9. TIME OF THE ESSENCE: Time is of the essence of this binding Letter of Intent and the parties agree to use their best efforts to finalize the Acquisition as soon as reasonably possible encompassing the material terms of the Acquisition as set forth herein.

10. EXCLUSIVITY PERIOD: Vision Twenty-One contemplates the expenditure of substantial amounts of time and money in connection with legal and due diligence work to be performed in conjunction with the Acquisition. Therefore, the Company and BBG and the Shareholders agree that the Company and BBG and the Shareholders will not, and will cause all of their officers, employees and agents to not, for a period of 45 days directly or indirectly, solicit, entertain or encourage inquiries or proposals from, or enter into an agreement, letter of intent to negotiate with any other party sell, merge, or consolidate the business or assets of the company or any interest thereof, and will not engage in any transaction not in the ordinary course of business that adversely affects the value of the Company, except that this paragraph shall be of no force or effect if this binding Letter of Intent is not approved by the Board of Directors of Vision Twenty-One by 5:00pm EST, October 15, 1997.

11. CONTACTS: Please contact either of the following Vision Twenty-One representatives regarding this proposal:

     Theodore Gillette, CEO             Jonathan Burklund
     Rick Welch, CFO                    Director
     Vision Twenty-One, Inc.            Prudential Securities
     7209 Bryan Dairy Road              One New York Plaza
     Largo, FL  33777                   New York, NY  10292

     Telephone  (813) 545-4300 x2113    (212) 778-3210
     Facsimile: (813) 547-4371          (212) 778-4379

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We are enthusiastic about the opportunity to combine our companies, and are prepared to move expeditiously in completing the next steps. The binding Letter of Intent is open for your execution and approval until October 15, 1997 at 6:00 p.m. Execution of this Letter of Intent by facsimile copies and counterpart signatures shall be deemed to be binding on all parties.

Sincerely,

Vision Twenty-one, Inc.                      Vision Twenty-One, Inc.

/s/ Theodore N. Gillette   10/15/97          /s/ Richard T. Welch    10/15/97
-----------------------------------          --------------------------------
Theodore N. Gillette         Date            Richard T. Welch          Date
President & Chief Executive Officer          Chief Financial Officer


Accepted by:
BBG-LOA, Inc.

/s/ Michael P. Block       10/15/97
-----------------------------------
Michael P. Block             Date
Chairman & Chief Executive Officer


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Individually acknowledged by in conjunction with Section 4 of this Agreement:

/s/ Michael P. Block
---------------------------------
Michael P. Block

/s/ Andy Alcorn
---------------------------------
Andy Alcorn


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Accepted by Shareholders:

/s/ Michael Block
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Michael Block

/s/ Saree Block
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Saree Block

/s/ James T. Roberto
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James T. Roberto

NEW YORK STATE BUSINESS VENTURE PARTNERSHIP
BY: New York Venture Associates L.P., General Partner

By: /s/ John D. Miller
   ----------------------------------------------------
   John D. Miller, Managing Partner

/s/
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CHASE CAPITAL PARTNERS

By: /s/
   ----------------------------------------------------
   MARKETCORP VENTURE ASSOCIATION
   LIMITED PARTNERSHIP

By: /s/
   ----------------------------------------------------


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